EXHIBIT 99.1

[SPECTRX'S LETTER HEAD]

SpectRx, Inc. (770) 242-8723

Bill Wells - Media; Thomas H. Muller, Jr. - Financial

SpectRx Reports First Quarter 2003 Operating Results

Current Highlights:

SimpleChoice® reservoir rollout campaign underway

SimpleChoice® easy manufacturing line start up nearing completion

Discussions with potential strategic partners for continuous glucose monitor moving forward

Initiating FDA clinical trial for non-invasive cervical cancer detection

NORCROSS, GA (May 20, 2003) -- SpectRx, Inc. (NASDAQ: SPRX) today announced its operating results for the first quarter of 2003.

The net loss for the first quarter of 2003 was $238,000, or $0.02 per share, compared with a net loss of $2.4 million, or $0.22 per share, in the comparable quarter of 2002. The reduction in net loss was primarily due to a $1.1 million gain realized from the sale of the BiliChek® product line, which was completed on March 6, 2003. The Company deferred $2.0 million of the $4.0 million it received until completion of previously planned component engineering work for which there is a contingent obligation. There is an additional $1.0 million payment to be made to SpectRx based upon completion of the engineering work, which is expected before the end of the year.

The quarterly operating loss, before the gain on the sale of the BiliChek product line, was $1.2 million, which represents a 50% improvement when compared to the $2.4 million loss a year ago. The reduction in operating loss was primarily due to a reduction in expenses of approximately $900,000 and a lower cost of goods between the two periods.

Revenue for the first quarter of 2003, primarily from the BiliChek product line, was $801,000 compared with revenue of $652,000 in the first quarter of 2002, an increase of 23%.

Excluding the impact of approximately $671,000 in revenue from the BiliChek product line in the first quarter of 2003, the revenue in the first quarter would have been approximately $130,000 and the operating loss approximately $1.5 million, and is more indicative of the operating performance moving forward after the sale of the assets related to the BiliChek product line.

Diabetes Business -

"We continue to make progress in the engineering, manufacturing and marketing of our SimpleChoice line of diabetes products, while carefully controlling expenses," said Mark A. Samuels, Chairman and CEO of SpectRx, Inc. "Our SimpleChoice reservoir brand syringe for insulin pumps is now available from a small but growing number of suppliers as we continue to build distribution. Our easy brand insulin infusion set, the second SimpleChoice product, is currently in the final pilot manufacturing stage, and we expect to begin limited shipments later this quarter. Progress continues on other products in the pipeline, including the quick brand and patch infusion sets."

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SpectRx/1Q2003 - May 20, 2003

"In the other major segment of our diabetes business, we have been discussing our continuous glucose monitoring technology with several companies that have the appropriate sensor technology, marketing infrastructure and market position to be a good strategic partner. We have clinical studies, data analysis and other evaluation activities ongoing with some or all of these companies. We believe that these studies, along with our other efforts, will result in a strategic partnership for commercialization of the product," Mr. Samuels said.

Cancer Business -

"Funding provided by the recently announced $1.4 million grant from the National Cancer Institute has allowed us to begin patient enrollment in the training phase of the FDA clinical trial of our non-invasive cervical cancer detection device at the University of Texas Southwest Medical Center in Dallas. We believe this represents a significant advancement in the product development cycle and will be important in our efforts to independently fund the program," Mr. Samuels said.

SpectRx management will hold a conference call to discuss first quarter 2003 results on Wednesday, May 21, 2003 at 11 a.m. EDT. To access the call via telephone, dial 800-889-0817 or visit www.companyboardroom.com for access via the Internet.

SpectRx, Inc. (NASDAQ: SPRX) is a medical technology company providing innovative detection, monitoring and treatment solutions for the diabetes and cancer healthcare markets. SpectRx is currently marketing its SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies and over-the-counter diabetes testing kits. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx is also applying its leading-edge biophotonic technology to the early detection of cancer. Products under development include devices to detect and guide treatment of cervical cancer and skin cancer. The combined market opportunity for SpectRx's products is approximately $7 billion annually. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

SimpleChoice, SimpleChoice easy, SimpleChoice reservoir, SimpleChoice quick and SimpleChoice patch are trademarks owned by SimpleChoice, a SpectRx company.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of the Company to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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SpectRx/1Q2003 - May 20, 2003

Dollars in Thousands except per share data

SpectRx, Inc.
Consolidated Condensed Statement of Operations (Unaudited)

	Three Months Ended March 31
	2003	2002
Revenue	$801	$652

Expenses
Cost of Sales	312	424
Research & Development	983	1,453
Selling, General & Administration	710	1,181
Total Operating Expense	2,005	3,058

Operating Loss	(1,204)	(2,406)

Interest & Other Income	1,045	36
Net Loss	(159)	(2,370)
Preferred Stock Dividends	(79)	(79)
Net Loss Attributable to Common Stockholders	($238)	($2,449)

Basic & Diluted Net Loss per Share	($0.02)	($0.22)
Basic & Diluted Weighted Av. Shares Outstanding	11,249	11,202

Selected Balance Sheet Data (Unaudited)
	March 31, 2003	December 31, 2002
Cash & Cash Equivalents	$3,216	$1,287
Working Capital	1,067	1,066
Total Assets	9,199	7,472
Accumulated Deficit	(48,338)	(48,100)
Stockholders' Equity	604	836
Redeemable Preferred Stock, Long-term Portion	$4,388	$4,324

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SpectRx/1Q2003 - May 20, 2003

Reconciliation of Non-GAAP Financial Measures
(unaudited)
(Dollars in thousands)

In order to fairly present results for the first quarter, SpectRx makes use of certain non-GAAP financial measures in evaluating the Company's results from continuing products. The measures, "Revenue, less BiliChek revenues", and "Operating loss, including the impact from reduction of BiliChek activities," is reconciled with GAAP revenue and operating loss in the table below.

Three months ended
March 31, 2003
GAAP revenues	$ 801
BiliChek revenue	(671)

Revenues, less BiliChek revenues	$ 130

GAAP operating loss	$ (1,204)
BiliChek operating income impact	(278)

Operating loss, excluding the impact from BiliChek activities	$ (1,482)

Items relating to BiliChek impact.
Revenue	$ (671)
Cost of sales	240
R&D expense	98
Marketing expense	55

Total	$ 393

Total BiliChek operating income impact	$ (278)

SpectRx believes that presenting the impact of the sale of the BiliChek product line is an additional measure of performance that investors can use to assess the impact on the ongoing business. Management of the company uses this information in evaluating the Company's results of operations and believes this information also provides insight into future earnings performance.

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